Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Billy Dixon, Sr. Vice President & CFO
Carriage Services, Inc.
713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES REPORTS SECOND QUARTER 2008 RESULTS
Revenue from Continuing Operations Increases 3.3%
Consolidated EBITDA from Continuing Operations Decreases 25.3%
Diluted EPS from Continuing Operations Decreases to $0.00
Free Cash Flow from Continuing Operations of $0.32 per Diluted Share
Rolling Four Quarter Outlook Lowered
August 7, 2008 — HOUSTON — Carriage Services, Inc. (NYSE: CSV) today announced second quarter results and revised its Rolling Four Quarter Outlook. Please go to the Investor homepage of Carriage’s web site at www.carriageservices.com for a link to the Press Release that includes properly formatted Annual and Quarterly Trend Reports as well as the data tables, which are downloadable in Excel® format. Results from continuing operations for the second quarter of 2008 compared to the second quarter of 2007 were as follows:
▪	Revenues of $42.7 million compared to $41.3 million

▪	Consolidated EBITDA of $7.1 million compared to $9.5 million.

▪	Consolidated EBITDA Margin of 16.7% compared to 23.1%.

▪	Diluted earnings per share of $0.00 compared to $0.10.
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Our second quarter performance was disappointing. We like to say that there are no excuses for underperformance, only reasons that should be viewed as opportunities. Needless to say, we have plenty of opportunities on which to focus during the remainder of 2008 in order to reverse this recent decline in our performance so that we enter 2009 with strong positive momentum. Our near term priorities are rebuilding key cemetery sales leadership and holding costs in line with revenue across our entire portfolio consistent with our Standards Operating Model. We view the second quarter as a wake-up call for our leadership at all levels in a weak revenue environment and are confident that our performance will improve quickly notwithstanding a slowing economy and selective cost inflation.

     “Our Field EBITDA Margin was lower in all areas compared to last year. After an exceptionally strong first quarter for our same store funeral operations, the second quarter was very weak, especially in our Western and Central regions where many of our businesses were revenue challenged due to weaker death rates and lower averages primarily because of a spike in cremation rates. Lower revenue in these two regions combined with broadly higher operating costs across all regions caused our same store Funeral Field EBITDA Margin to decline to 33.2%, which was 420 basis points lower than last year. Our same store cemetery performance remained weak for the second straight quarter as we continue the process of rebuilding the sales leadership and teams in our larger cemetery and combination businesses. While our same store cemetery revenue was higher than the first quarter, the Cemetery Field EBITDA Margin remained low at 25%, which was 900 basis points lower than last year. And our acquisition portfolio showed operating weakness as well, as our Acquisition Field EBITDA Margin was only 28.4%, which was 710 basis points lower than the first quarter.
     “Our Total Field EBITDA Margin was 30.8%, a decline of 510 basis points compared to last year, leading to a decrease of $1.7 million in Total Field EBITDA. When combined with an increase of $0.6 million in non-recurring variable overhead, our weak operating performance resulted in a decline of $2.4 million in Consolidated EBITDA to $7.1 million and a decline of 640 basis points in Consolidated EBITDA Margin to 16.7%.
     “Our Free Cash Flow was strong in the Second Quarter generating $6.4 million, equal to $0.32 per diluted share. For the Second Quarter, our Cemetery and Funeral trust performance was flat compared to a decline of 2.7% for the S&P 500. For the first half through June 30, 2008, our Cemetery and Funeral trust performance was down 1.6% which is an outstanding performance compared to the 11.9% decline in S&P 500.
     “Given the weakness in the second quarter, we are lowering our Rolling Four Quarter Outlook through June 30, 2009 for diluted earnings per share from $0.48 — $0.52 to $0.38 — $0.42, while maintaining our Long Term Outlook through 2012. It is important to note that starting with the fourth quarter of 2006 we experienced six straight quarters of excellent year over year performance. We prefer to view our performance on a longer term basis through our annual trend reports, but will be focused on improving results during the balance of 2008 and positioning the Company for 2009 performance in the range of what we believe is our sustainable earning power of $0.48 — $0.52 per diluted share with our existing portfolio of operating assets.”
Trend Reporting

     “We report consolidated same store field operating and financial results both on a multi-year and most recent rolling four quarters basis to reflect long term trends, and by quarter for the most recent five quarters to reflect short term trends and seasonality. Just as we report internally for each of our businesses under the Standards Operating Model, these field level results highlight trends in volumes, revenues, Field EBITDA (controllable profit) and Field EBITDA Margin (controllable profit margin). Trend reporting allows us to focus on the key operational and financial drivers relevant to the longer term performance and valuation of our portfolio of deathcare businesses,” added Payne.
     “We maintain separate reporting of same store continuing operations (adjusted for dispositions as they occur) and acquisition portfolio operations to show how the execution of both our Standards Operating Model and our Strategic Portfolio Optimization Model will change the sustainable revenue and earning power profile of Carriage Services over time.” The following trend reports reflect results through the second quarter of 2008:

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Annual Trend
For the Five Years Ended June 30, 2008
($000’s)

	Pro forma(1)		Actual		Actual		Actual		Actual
	Year		Year		Year		Year		Trailing 4 Qtrs
	2004		2005		2006		2007		2008

CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	17,212	79.7%	17,163	79.6%	16,712	78.6%	16,330	78.8%	16,778	80.2%
Preneed Contracts	4,376	20.3%	4,405	20.4%	4,560	21.4%	4,400	21.2%	4,146	19.8%

Total Same Store Funeral Contracts	21,588	100.0%	21,568	100.0%	21,272	100.0%	20,730	100.0%	20,924	100.0%
Acquisition Contracts
Atneed Contracts	—		53	64.6%	194	67.1%	1,476	69.8%	2,567	74.0%
Preneed Contracts	—		29	35.4%	95	32.9%	638	30.2%	901	26.0%

Total Acquisition Funeral Contracts	—		82	100.0%	289	100.0%	2,114	100.0%	3,468	100.0%

New Store Openings	—		—		—		522		718

Total Funeral Contracts	21,588		21,650		21,561		23,366		25,110

Same Store Interments
Atneed Interments	2,324	26.3%	2,006	24.4%	2,100	25.0%	2,055	27.2%	1,878	25.0%
Preneed Interments	6,529	73.7%	6,213	75.6%	6,285	75.0%	5,506	72.8%	5,627	75.0%

Total Same Store Cemetery Interments	8,853	100.0%	8,219	100.0%	8,385	100.0%	7,561	100.0%	7,505	100.0%
Acquisition Interments
Atneed Interments	—		—		—		273	23.6%	298	20.5%
Preneed Interments	—		—		—		886	76.4%	1,157	79.5%

Total Acquisition Cemetery Interments	—		—		—		1,159	100.0%	1,455	100.0%

Total Cemetery Interments	8,853		8,219		8,385		8,720		8,960

Same Store Revenue
Funeral Operations Revenue	$105,221	73.8%	$107,139	72.7%	$109,592	73.4%	110,932	66.5%	111,490	64.4%
Preneed Commission and Other Revenue	1,319	0.9%	2,295	1.6%	2,267	1.5%	2,197	1.3%	2,372	1.4%

Total Funeral Same Store Revenue	106,540	74.7%	109,434	74.3%	111,859	74.9%	113,129	67.8%	113,862	65.8%

Cemetery Operations Revenue	33,203	23.3%	33,940	23.0%	32,107	21.5%	34,300	20.6%	31,543	18.2%
Cemetery Financial Revenue	2,912	2.0%	3,615	2.5%	4,052	2.7%	4,526	2.7%	4,872	2.8%

Total Same Store Cemetery Revenue	36,115	25.3%	37,555	25.5%	36,159	24.2%	38,826	23.3%	36,415	21.0%

Total Same Store Revenue	142,655	100.0%	146,989	99.8%	148,018	99.1%	151,955	91.1%	150,277	86.9%

Acquisition Revenue
Funeral Operations Revenue	—	0.0%	303	0.2%	1,339	0.9%	10,710	6.4%	16,998	9.8%
Cemetery Operations Revenue	—	0.0%	—	0.0%	—	0.0%	3,874	2.3%	5,390	3.1%
Cemetery Financial Revenue	—		—		—		317	0.2%	331	0.2%

Total Acquisition Revenue	—	0.0%	303	0.2%	1,339	0.9%	14,901	8.9%	22,719	13.1%

Total Revenue from Continuing Operations	$142,655	100.0%	$147,292	100.0%	$149,357	100.0%	$166,856	100.0%	$172,996	100.0%

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$37,061	76.4%	$38,973	75.5%	$41,127	79.0%	43,080	70.3%	42,890	70.3%
Same Store Funeral Field EBITDA Margin	34.8%		35.6%		36.8%		38.1%		37.7%

Same Store Cemetery Field EBITDA	11,458	23.6%	12,545	24.3%	10,645	20.4%	13,466	22.0%	10,608	17.4%
Same Store Cemetery Field EBITDA Margin	31.7%		33.4%		29.4%		34.7%		29.1%

Total Same Store Field EBITDA	48,519	100.0%	51,518	99.8%	51,772	99.4%	56,546	92.2%	53,498	87.7%
Total Same Store Field EBITDA Margin	34.0%		35.0%		35.0%		37.2%		35.6%
Acquisition Funeral Field EBITDA	—	0.0%	92	0.2%	313	0.6%	3,724	6.1%	5,814	9.5%
Acquisition Funeral Field EBITDA Margin	—		30.4%		23.4%		34.8%		34.2%

Acquisition Cemetery Field EBITDA	—	0.0%	—	0.0%	—	0.0%	1,053	1.7%	1,655	2.7%
Acquisition Cemetery Field EBITDA Margin	—		—		—		25.1%		28.9%

Total Acquisition Field EBITDA	—	0.0%	92	0.2%	313	0.6%	4,777	7.8%	7,469	12.3%
Total Acquisition Field EBITDA Margin	—		30.4%		23.4%		32.1%		32.9%

Total Field EBITDA from Continuing Operations	48,519	100.0%	51,610	100.0%	52,085	100.0%	61,322	100.0%	60,967	100.0%
Total Field EBITDA Margin from Continuing Operation	34.0%		35.0%		34.9%		36.8%		35.2%

Overhead
Total Variable Overhead	1,910	11.5%	2,245	12.5%	3,402	17.4%	5,107	22.9%	6,289	26.9%

Total Regional Fixed Overhead	2,892	17.4%	3,247	18.0%	2,977	15.2%	3,217	14.4%	3,283	14.1%

Total Corporate Fixed Overhead	11,825	71.1%	12,501	69.5%	13,170	67.4%	13,997	62.7%	13,771	59.0%

Total Overhead	16,627	100.0%	17,993	100.0%	19,549	100.0%	22,321	100.0%	23,343	100.0%
	11.7%		12.2%		13.1%		13.4%		13.5%

Consolidated EBITDA from Continuing Operations	$31,892 (2)		$33,617 (2)		$32,536		$39,001		$37,624

Consolidated EBITDA Margin from Continuing Operations	22.4%		22.8%		21.8%		23.4%		21.7%

Total Depreciation & Amortization	9,208		8,838		8,627		9,488		9,809

Interest, Net	16,908		18,591		17,106		17,195		17,896

Refinancing Costs	—		6,933		—		—		—
Special Charges/Other (Gains) Losses	(940)		1,268						—
Team Partners Incentive Expense	110		276						—

Pretax Income	6,606		(2,289)		6,803		12,319		9,919

Benefit for Income Taxes due to a Valuation Adjustment	(810)		—		—		—		—
Income Tax	2,549		(736)		2,237		4,960		4,089

Net income from Continuing Operations	$4,867		$(1,553)		$4,566		$7,359		$5,830

	3.4%		-1.1%		3.1%		4.4%		3.4%

Diluted EPS-from continuing operations	$0.27		$(0.07)		$0.19		$0.38		$0.30

(1)	Effective January 1, 2005, the company changed its accounting method to expense preneed selling costs incurred for the origination of prearranged funeral and cemetery sales contracts. Results of operations for the year ended December 31, 2004 is presented on a proforma basis applying the new accounting method.

(2)	Reclassified special charges (gains) and Team Partner Incentive expense to improve comparability of periods presented.

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Quarter Trend
For the Five Quarters Ended June 30, 2008
($000’s)

	Actual		Actual		Actual		Actual		Actual
	Qtr 2		Qtr 3		Qtr 4		Qtr 1		Qtr 2
	2007		2007		2007		2008		2008

CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	3,933	77.1%	3,870	80.0%	4,165	79.9%	4,640	80.1%	4,103	80.7%
Preneed Contracts	1,165	22.9%	966	20.0%	1,047	20.1%	1,150	19.9%	983	19.3%

Total Same Store Funeral Contracts	5,098	100.0%	4,836	100.0%	5,212	100.0%	5,790	100.0%	5,086	100.0%
Acquisition Contracts
Atneed Contracts	248	67.4%	437	69.1%	607	71.9%	800	76.9%	723	75.9%
Preneed Contracts	120	32.6%	195	30.9%	237	28.1%	240	23.1%	229	24.1%

Total Acquisition Funeral Contracts	368	100.0%	632	100.0%	844	100.0%	1,040	100.0%	952	100.0%

New Store Openings	126		132		144		210		232

Total Funeral Contracts	5,592		5,600		6,200		7,040		6,270

Same Store Interments
Atneed Interments	537	27.9%	492	27.9%	443	24.8%	493	23.6%	450	24.1%
Preneed Interments	1,391	72.1%	1,271	72.1%	1,342	75.2%	1,598	76.4%	1,416	75.9%

Total Same Store Cemetery Interments	1,928	100.0%	1,763	100.0%	1,785	100.0%	2,091	100.0%	1,866	100.0%
Acquisition Interments
Atneed Interments	81	30.1%	76	21.7%	77	20.3%	83	21.0%	62	18.9%
Preneed Interments	188	69.9%	275	78.3%	303	79.7%	313	79.0%	266	81.1%

Total Acquisition Cemetery Interments	269	100.0%	351	100.0%	380	100.0%	396	100.0%	328	100.0%

Total Cemetery Interments	2,197		2,114		2,165		2,487		2,194

Same Store Revenue
Funeral Operations Revenue	$27,506	66.6%	$25,686	63.6%	$27,776	64.6%	$31,304	66.7%	$26,724	62.6%
Preneed Commission and Other Revenue	625	1.5%	502	1.2%	443	1.0%	752	1.6%	675	1.6%

Total Funeral Same Store Revenue	28,131	68.1%	26,188	64.8%	28,219	65.7%	32,056	68.3%	27,399	64.2%

Cemetery Operations Revenue	9,408	22.8%	8,360	20.7%	7,764	18.1%	7,281	15.5%	8,138	19.1%
Cemetery Financial Revenue	733	1.8%	1,321	3.3%	1,543	3.6%	1,004	2.1%	1,004	2.4%

Total Cemetery Same Store Revenue	10,141	24.5%	9,681	24.0%	9,307	21.7%	8,285	17.7%	9,142	21.4%

Total Same Store Revenue	38,272	92.6%	35,869	88.8%	37,526	87.3%	40,341	86.0%	36,541	85.6%

Acquisition Revenue
Funeral Operations Revenue	1,943	4.7%	3,290	8.1%	3,995	9.3%	4,961	10.6%	4,752	11.1%
Cemetery Operations Revenue	1,014	2.5%	1,193	3.0%	1,296	3.0%	1,534	3.3%	1,367	3.2%
Cemetery Financial Revenue	87	0.2%	50	0.1%	161	0.4%	81	0.2%	39	0.1%

Total Acquisition Revenue	3,044	7.4%	4,533	11.2%	5,452	12.7%	6,576	14.0%	6,158	14.4%

Total Revenue from Continuing Operations	$41,316	100.0%	$40,402	100.0%	$42,978	100.0%	$46,917	100.0%	$42,699	100.0%

	26,010		26,297		26,399		28,497		29,192
Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$10,509	70.9%	$8,978	65.8%	$11,133	69.0%	$13,680	75.8%	$9,099	69.3%
Same Store Funeral Field EBITDA Margin	37.4%		34.3%		39.5%		42.7%		33.2%

Same Store Cemetery Field EBITDA	3,451	23.3%	3,159	23.1%	3,133	19.4%	2,033	11.3%	2,283	17.4%
Same Store Cemetery Field EBITDA Margin	34.0%		32.6%		33.7%		24.5%		25.0%

Total Same Store Field EBITDA	13,960	94.1%	12,137	88.9%	14,266	88.4%	15,713	87.1%	11,382	86.7%
Total Same Store Field EBITDA Margin	36.5%		33.8%		38.0%		39.0%		31.1%

Acquisition Funeral Field EBITDA	545	3.7%	1,298	9.5%	1,423	8.8%	1,746	9.7%	1,347	10.3%
Acquisition Funeral Field EBITDA Margin	28.0%		39.5%		35.6%		35.2%		28.3%

Acquisition Cemetery Field EBITDA	325	2.2%	212	1.6%	452	2.8%	589	3.3%	402	3.1%
Acquisition Cemetery Field EBITDA Margin	32.1%		17.9%		35.0%		38.4%		29.4%

Total Acquisition Field EBITDA	870	5.9%	1,510	11.1%	1,875	11.6%	2,335	12.9%	1,749	13.3%
Total Acquisition Field EBITDA Margin	28.6%		33.3%		34.4%		35.5%		28.4%

Total Field EBITDA from Continuing Operations	14,830	100.0%	13,647	100.0%	16,141	100.0%	18,048	100.0%	13,131	100.0%
Total Field EBITDA Margin from Continuing Operations	35.9%		33.8%		37.6%		38.5%		30.8%

Overhead
Total Variable Overhead	1,059	20.0%	1,135	20.4%	1,852	30.1%	1,689	30.1%	1,613	26.8%

Total Regional Fixed Overhead	813	15.4%	886	15.9%	731	11.9%	833	14.9%	833	13.9%

Total Corporate Fixed Overhead	3,421	64.6%	3,553	63.7%	3,567	58.0%	3,087	55.0%	3,564	59.3%

Total Overhead	5,293	100.0%	5,574	100.0%	6,150	100.0%	5,609	100.0%	6,010	100.0%
	12.8%		13.8%		14.3%		12.0%		14.1%

Consolidated EBITDA from Continuing Operations	$9,537		$8,073		$9,991		$12,439		$7,121

Consolidated EBITDA Margin from Continuing Operations	23.1%		20.0%		23.2%		26.5%		16.7%

Total Depreciation & Amortization	2,285		2,398		2,336		2,530		2,545

Interest, Net	4,157		4,388		4,474		4,529		4,505

Pretax Income	3,095		1,287		3,181		5,380		71

Income tax	1,192		584		1,352		2,125		28

Net income from Continuing Operations	$1,903		$703		$1,829		$3,255		$43

	4.6%		1.7%		4.3%		6.9%		0.1%

Diluted EPS-from continuing operations	$0.10		$0.04		$0.10		$0.16		$—

Same Store Portfolio
     “While same store funeral contracts were flat with last year’s second quarter, same store funeral revenue decreased 2.6% primarily because of a 280 basis point spike in our cremation rate to 36.2% from 33.4%. The spike in cremation rate was comparable to the 290 basis point spike in the first quarter and was broadly evident across all regions. Moreover, we had a slight decline in our second quarter atneed burial and cremation averages for the first time since we started tracking atneed and preneed contracts separately in 2006. With our funeral businesses challenged for revenue during the second quarter, the operating leverage dynamic worked against us and was compounded by increased operating costs across our portfolio, resulting in a decline of 420 basis points to 33.2% in our same store Funeral Field EBITDA Margin. However, our same store Funeral Field EBITDA Margin on a trailing four quarter basis only declined by 40 basis points to 37.7% when compared to calendar year 2007, which remains a high level of Field EBITDA Margin when viewed historically over a period of years. We estimate that the weaker revenue accounted for about 2.4 cents per share and higher costs of 1.9 cents per share compared to the second quarter of last year. We can and will do better — starting in the third quarter.
     “Same store cemetery performance improved slightly over the first quarter, but operating revenue was down 13.5% or $1.3 million from last year, while financial revenue was up 37% or $0.3 million and Cemetery Field EBITDA Margin declined 900 basis points to 25%, resulting in a 34% decrease in same store Cemetery Field EBITDA to $2.3 million. We estimate that the weaker cemetery performance accounted for about 3.6 cents per share compared to the second quarter of last year. We are making good progress in rebuilding the sales leadership and teams at our larger parks and expect this process to be complete by year end. However, we do not expect a return to the 2007 performance level until sometime in 2009. We also now believe that general economic weakness in some of our key markets is having a negative impact on our preneed and atneed cemetery sales, which together with the cremation spike and lower funeral revenue averages are the primary reasons for lowering the Rolling Four Quarter Outlook.
Acquisition Portfolio
     “This quarter was the second full quarter of ownership for all of the seven acquisitions made during 2007, which accounted for an increase of $3.1 million in Total Acquisition Revenue and a $0.9 million increase in Acquisition Field EBITDA which added more than $0.02 per share to our quarterly earnings per share. However, the large decline from the first quarter of 710 basis points in the Total Acquisition

Field EBITDA Margin to 28.4% was disappointing and reflects that the acquisition portfolio experienced challenging conditions similar to our same store portfolio, but also that we have not yet effectively integrated most of this group to be in alignment with our Standards Operating Model. Our goal is to have this group with the right leadership in place and aligned with our operating and leadership models by year end so that we achieve Acquisition Field EBITDA Margin performance for all of 2009 equal to or better than our same store performance.”
Dispositions
     “Carriage will report a total loss of $0.07 per share for the second quarter of 2008 as we completed two small, non strategic funeral home dispositions during the quarter that resulted in non-cash losses of $2.4 million equal to $0.07 per share and which produced $1.0 million of cash proceeds.”
Overhead
     “Total overhead increased $0.7 million to $6 million with almost all of the increase in this year’s quarter related to severance for Joe Saporito, who resigned as CFO effective April 30, 2008. When the severance expense of over $0.02 per share is excluded, Total Overhead was up only 1.8% from last year and declined 20 basis points as a percent of revenue to 12.6%. The second quarter also included $260,000 of variable litigation expense equal to almost $0.01 per share that will wind down as the specific litigation is concluded, which we now expect to be sometime in 2009.”

Free Cash Flow
     “Carriage generated $6.4 million of Free Cash Flow (defined as cash flow from continuing operations less maintenance capital expenditures) during the second quarter of 2008. The elements of Cash Flow for the first half of 2008 consisted of the following (in millions):

Cash flow from continuing operations	$11.9
Cash used for maintenance capital expenditures	(3.4)

Free Cash Flow for first half of 2008	8.5
Cash and liquid investments at beginning of year	3.4
Cash flow from discontinued operations	0.2
Proceeds from sales of businesses	1.0
Cash used for growth capital expenditures — funeral homes	(2.5)
Cash used for growth capital expenditures — cemeteries	(1.4)
Financing activities	(0.4)

Cash at June 30, 2008	$8.8

Rolling Four Quarter Outlook
     The Rolling Four Quarter Outlook ranges for the period ending June 30, 2009 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as the three models are effectively executed. Payne added, “We have learned that it is better to be ‘roughly right’ most of the time rather than ‘precisely wrong’ all of the time when forecasting our future results due to the uncertainties in estimating key drivers of near term performance. These drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service and sale, Field EBITDA Margins, acquisition size, timing and performance, and variable overhead items, just to name a few. Because we are dealing with several recent negative trends with some of these performance drivers, we have less visibility of our near term results and do not want to be ‘roughly wrong’ about our guidance. Therefore we are lowering our Rolling Four Quarter Outlook until there is more near term certainty in the drivers of our performance and better execution of our models that leads to sustainable performance.
     “We believe that Rolling Four Quarter Outlook performance ranges updated for acquisitions and dispositions will result in a more accurate near term assessment of the company’s prospects that is not constrained by a fixed and arbitrary ‘finish line’ at the end of each quarter or calendar year. In our Four Quarter Outlook ending June 30, 2009, we have assumed no additional acquisitions. Although we are in the market evaluating candidates, we do not plan to close an acquisition in 2008 and will follow our policy of updating our Outlook when the closing of a transaction is certain.”
     ROLLING FOUR QUARTER OUTLOOK — Period Ending June 30, 2009
     (Amounts in Millions, Except per Share Amounts)

Range
Revenues	$175.0 - $181.0
Field EBITDA	$63.0 - $65.0
Field EBITDA Margin	34.8% - 37.1%
Total Overhead	$22.5 - $23.5
Consolidated EBITDA	$39.5 - $42.5
Consolidated EBITDA Margin	21.8% - 24.3%

Interest	$18.0
Depreciation & Amortization	$10.0
Cash Taxes	$1.0
Net Earnings from Cont. Operations	$7.5 - $8.3
Diluted Earnings Per Share	$0.38 - $0.42
Free Cash Flow	$12.0 - $14.0
Long Term Outlook — Through 2012 (Base Year 2006)
Revenue growth of 7-9% annually, including acquisitions
Consolidated EBITDA growth of 9-11% annually, including acquisitions
Consolidated EBITDA Margin range of 24-26%
Growth internally funded without new debt or equity
Second Quarter Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, Friday, August 8, 2008 at 10:30 a.m. Eastern Time. To participate in the call, dial 303-262-2142 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 15, 2008. To access the replay, dial 303-590-3000 and enter pass code 11118040#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. As of August 7, 2008, Carriage operates 136 funeral homes in 25 states and 32 cemeteries in 11 states.
Use of Non-GAAP Financial Measures
     This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability or legal expense unrelated to our day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of our regional operations leaders and the home office and will not vary as a result of profitability.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2007, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

CARRIAGE SERVICES, INC.
Selected Financial Data
June 30, 2008
(unaudited)

	12/31/07	06/30/08
Selected Balance Sheet Data:

Cash and short-term investments	$3,446	$8,764
Total Senior Debt (a)	138,913	138,179
Days sales in funeral accounts receivable	22.9	22.1
Senior Debt to total capitalization	40.9	40.4
Senior Debt to EBITDA from continuing operations (rolling twelve months)	3.53	3.67

(a)  —  Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s). Rolling twelve months ended 6/30/2009 is presented at the midpoint of the range identified in the release:

	Three months	Three months	Twelve months
	ended	ended	Ended
	6/30/2007	6/30/2008	6/30/2009 E
Net income from continuing operations	$1,903	$43	$8,100
Provision for income taxes	1,192	28	4,900

Pre-tax earnings from continuing operations	3,095	71	13,000
Net interest expense, including loan cost amortization	4,157	4,505	18,000
Depreciation & amortization	2,285	2,545	10,000

EBITDA from continuing operations	$9,537	$7,121	$41,000

Revenue from continuing operations	$41,316	$42,699	$178,000
EBITDA margin from continuing operations	23.1%	16.7%	22.6%

Reconciliation of Non-GAAP Financial Measures Continued:
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	ended	ended
	6/30/2007	6/30/2008
Cash provided by operating activities from continuing operations	$8,356	$8,507
Less maintenance capital expenditures from continuing operations	(1,772)	(2,071)

Free cash flow from continuing operations	$6,584	$6,436

	Six months	Six months
	ended	ended
	6/30/2007	6/30/2008
Cash provided by operating activities from continuing operations	$10,132	$11,854
Less capital expenditures from continuing operations	(3,390)	(3,385)

Free cash flow from continuing operations	$6,742	$8,469

Reconciliation of estimated net income to free cash flow for the twelve months ending June 30, 2009(in 000’s):

Net income	$8,100
Tax expense	4,900
Interest expense, net	18,000
Depreciation and amortization	10,000

EBITDA	$41,000
Interest paid	18,000
Cash taxes	1,000
Maintenance capital expenditures	9,000

Free cash flow	$13,000